As filed with the Securities and Exchange Commission on January 9, 1998
                                                       Registration No. 33-80392
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                              ____________________

                               AMENDMENT NO. FOUR
                       (POST EFFECTIVE AMENDMENT NO. TWO)
                                       TO
                                    FORM S-4
                                       ON
                                    FORM S-3

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              ____________________

                             INLAND RESOURCES INC.
             (Exact name of registrant as specified in its charter)

          WASHINGTON                                        91-1307042
         (State or other                                 (I.R.S. employer
         jurisdiction of                              identification number)
         incorporation or
          organization)
                                475 17TH STREET
                                   SUITE 1500
                            DENVER, COLORADO  80202
                                 (303) 292-0900
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 KYLE R. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                475 17TH STREET
                                   SUITE 1500
                            DENVER, COLORADO  80202
                                 (303) 292-0900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH A COPY TO:
                            MICHAEL D. PARSONS, ESQ.
                         GLAST, PHILLIPS & MURRAY, P.C.
                            13355 NOEL ROAD, L.B. 48
                              2200 GALLERIA TOWER
                              DALLAS, TEXAS  75240

     APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THE REGISTRATION STATEMENT, AS DETERMINED BY MARKET CONDITIONS.
                      ___________________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                      ___________________________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Inland Resources Inc. (the "Company") hereby withdraws from registration all unsold shares of Common Stock, par value $0.001 per share (the "Common Stock"), registered pursuant to this Registration Statement, Registration No. 33-80392.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amedment No. Two to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on December 8, 1997.

                                    INLAND RESOURCES INC.


                                    By:       /s/ Kyle R. Miller
                                         ---------------------------------------
                                         Kyle R. Miller, President,
                                         Chief Executive Officer and Director
                                         (Chairman)

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


            Name                         Office                     Date
            ----                         ------                     ----

   /s/ Kyle R. Miller            President, Chief Executive    December 8, 1997
-----------------------------     Officer and Director
Kyle R. Miller                    (Chairman)
                                  (Principal Executive


   /s/ Bill I. Pennington        Chief Financial Officer       December 8, 1997
-----------------------------     (Principal Financial
Bill I. Pennington                Officer)


   /s/ Michael J. Stevens        Secretary and Treasuer        December 8, 1997
-----------------------------     (Principal Accounting
Michael J. Stevens                Officer)


   /s/ Richard F. Conway         Director                      December 16, 1997
-----------------------------
Richard F. Conway


   /s/ Arthur J. Pasmas          Director                      December 15, 1997
-----------------------------
Arthur J. Pasmas


   /s/ Thomas J. Trzanowski      Director                      December 15, 1997
-----------------------------
Thomas J. Trzanowski


   /s/ Paul C. Schorr IV         Director                      December 16, 1997
-----------------------------
Paul C.Schorr

                                      -3-